UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Pentair plc
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

Dear Pentair Shareholders:

On March 19, 2021, Pentair plc commenced distribution of the definitive proxy statement (the “Proxy Statement”) for our Annual General Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 4, 2021, at 8:00 a.m. Central Time at Pentair’s office in the United States located at 5500 Wayzata Blvd., Suite 900, Golden Valley, Minnesota 55416.

Except as updated or supplemented by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting.

The purpose of this Proxy Supplement is to update the Proxy Statement to inform you that Billie I. Williamson, one of the members of our Board of Directors who is standing for reelection, has become a director of an additional public company, Cricut, Inc. As a result, Ms. Williamson now serves on a total of four public company boards.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. This Proxy Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

By Order of the Board of Directors,

Karla C. Robertson, Secretary

April 1, 2021